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                   [LOGO OF ATLAS CORPORATION APPEARS HERE]
                               ATLAS CORPORATION
                           370 17th St., Suite 3150
                               Denver, CO  80202

NEWS                                                        CONTACT:  ROBBIN LEE
FOR IMMEDIATE RELEASE                                              (303)825-1200

      NRC RELEASES REPORTS ON RECLAMATION PLAN FOR MOAB URANIUM FACILITY
                        _______________________________

          Denver, CO, January 31, 1996 -- Atlas Corporation (NYSE:AZ) announced today that the Nuclear Regulatory Commission (NRC) has released the Draft Environmental Impact Statement (DEIS) and Draft Technical Evaluation Report
(DTER) regarding the Company's proposal for on-site reclamation of tailings associated with its discontinued uranium processing facility located near Moab, Utah. The public comment period on both documents will be 60 days beginning January 30, 1996.

          Atlas' proposed reclamation plan consists of contouring the tailings to reduce side-slopes and allow precipitation to drain naturally. Also an earth and rock cover system would be installed over the pile. The current plan was originally submitted in 1988 and modified in 1992. Commenting on Atlas' proposed plan, which is one of three alternatives described and evaluated for potential environmental impacts in the DEIS, the NRC staff's preliminary conclusion in the DEIS is that "...this alternative is acceptable with respect to environmental costs and benefits." The DTER evaluates Atlas' compliance with the NRC's technical and safety criteria. Approximately 20 items which need to be addressed prior to final approval of Atlas' plan are identified in this document by the NRC. The requisite studies necessary to address the open items have been completed.

          Richard E. Blubaugh, Atlas' Vice President of Environmental and Governmental Affairs, stated, "This is a major step in what has become a long and arduous process. The preliminary conclusions of the NRC's staff affirm what Atlas has asserted throughout this process, that our proposal to reclaim the pile in place is acceptable and less costly than the alternative. We believe the DEIS supports the Company's view that its proposal is lower in risk to human health from radon exposure than the alternative. Independent contractors have completed studies on the open issues identified in the DTER. The conclusions of these experts strongly support the capping in place option proposed by Atlas. Hopefully, the resolution of this process will be expedited so that we can proceed quickly with final reclamation of the tailings, a process which we believe is in the best interest of everyone."

                                    -more-

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          Mr. Blubaugh further noted that in 1995 an independent assessment of the risks associated with tailings reclamation under the same three alternative plans addressed in the DEIS was undertaken. In addition to the option of "No Action," the report evaluated reclamation of the tailings at the existing location versus relocation to an alternative disposal site. The risk assessment determined that "both potential radiological and nonradiological risks associated with reclamation by relocation of the tailings pile to an alternative site are significantly higher than such risks associated with on-site reclamation." The study found that moving the tailings increased radon exposure to both the general public and the site workers as well as significantly increasing the risk to both workers and the general public of fatal accidents.

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